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                                 EXHIBIT A

                                 AGREEMENT

                         JOINT FILING OF SCHEDULE 13D



     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of Sparta Pharmaceuticals, Inc., and hereby affirm that such Schedule 13D is being filed on behalf of each of them.






                                                 /s/ Kalman Renov
Date:    September 19, 1997                   _____________________________
         New York, New York                        Kalman Renov








                                                   /s/ Ruki Renov
Date:    September 19, 1997                   _____________________________
         New York, New York                       Ruki Renov